                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          Definitive Proxy Materials


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                             Rykoff-Sexton, Inc.
- - -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                             Rykoff-Sexton, Inc.
- - -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
        Paid with initial filing on July 14, 1994.

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

- - ---------------
      1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                              RYKOFF-SEXTON, INC.
                              761 TERMINAL STREET
                         LOS ANGELES, CALIFORNIA 90021
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 9, 1994
                            ------------------------

TO THE STOCKHOLDERS OF RYKOFF-SEXTON, INC.:

     The Annual Meeting of Stockholders of Rykoff-Sexton, Inc. (the "Company") will be held at the Sheraton Grande, 333 South Figueroa Street, Los Angeles, California 90071 on Friday, September 9, 1994, at 10:00 A.M., or at any adjournment thereof, for the following purposes:

     1. To elect two persons to the Board of Directors for terms ending in 1997;

     2. To increase the number of authorized shares of Common Stock from twenty million (20,000,000) to forty million (40,000,000);

     3. To ratify the appointment of Arthur Andersen & Co. as independent public accountants for the Company for fiscal 1995; and

     4. To transact any other business that may properly come before the meeting or any adjournment thereof.

     Pursuant to due action of the Board of Directors, stockholders of record as of the close of business on July 20, 1994 will be entitled to vote at the meeting or any adjournments thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

                                         By Order of the Board of Directors

                                         NEIL I. SELL
                                         Secretary

July 28, 1994

                                PROXY STATEMENT
                                       OF
                              RYKOFF-SEXTON, INC.
                              761 TERMINAL STREET
                         LOS ANGELES, CALIFORNIA 90021
                            ------------------------

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               SEPTEMBER 9, 1994
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rykoff-Sexton, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on September 9, 1994 and any adjournment thereof. The approximate date of mailing of this Proxy Statement and the accompanying proxy to stockholders is July 28, 1994.

     The number of outstanding voting securities of the Company at the close of business on the record date, July 20, 1994, was 11,639,693 shares of Common Stock, $.10 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on July 20, 1994, will be entitled to vote at the meeting or any adjournments thereof.

     The holders of a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Directors are elected by plurality vote. Approval of the increase in the number of authorized shares of Common Stock requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Ratification of the appointment of the independent public accountants and approval of all other matters to be acted upon at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares having voting power and present in person or by proxy.

     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. With respect to the election of directors, votes may be cast in favor or withheld. Abstentions may be specified on all proposals (other than the election of directors), will be counted for purposes of determining the total votes cast on the matter for which such abstention is noted and will have the effect of a negative vote on such matter. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter.

     Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy.

     The Company will bear the cost of soliciting proxies for the meeting. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of stock. Proxies are being solicited primarily by mail, but officers and regular employees of the Company may also solicit proxies personally, by telephone or by special letter. The Company will also use the services of Chemical Bank to aid in the solicitation of proxies at an anticipated fee of $4,500 plus reasonable expenses.

                             ELECTION OF DIRECTORS

NOMINATION AND CLASSIFICATION

     The Restated Certificate of Incorporation of the Company provides that the Company's Board of Directors shall be divided into three classes and requires that at each Annual Meeting, successors to directors whose terms expire at that Annual Meeting shall be elected for three-year terms. The terms of the directors in Class C expire with this Annual Meeting. The Board of Directors has nominated Mr. R. Burt Gookin and Mr. Neil I. Sell for election as directors in Class C at this meeting to serve for three-year terms expiring at the 1997 Annual Meeting of Stockholders, or until their successors are elected and qualified. Both nominees have consented to serve for the new term if elected.

     All proxies will be voted in favor of the two nominees listed below unless a contrary choice is specified. If prior to the Annual Meeting the Board of Directors learns that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for the election of such substitute nominee as may be selected by the Board of Directors.

     Biographical information for each person nominated and for each person whose term of office as a director will continue after the Annual Meeting is set forth below and on the following page.

                                     PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE     DIRECTOR
         NAME AND AGE                     PAST FIVE YEAR AND DIRECTORSHIP           SINCE
- - ------------------------------    -----------------------------------------------  --------
NOMINEES
CLASS C (TERMS ENDING IN 1997)
R. Burt Gookin (80)...........    Retired since 1979. Mr. Gookin was previously      1985
                                  Vice Chairman of the Board and Chief Executive
                                  Officer of H. J. Heinz Company.
Neil I. Sell (53).............    Secretary of the Company. Mr. Sell is a partner    1982
                                  in the law firm of Maslon Edelman Borman &
                                  Brand. He is a director of Grand Casinos, Inc.

                                     PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE     DIRECTOR
         NAME AND AGE                     PAST FIVE YEAR AND DIRECTORSHIP           SINCE
- - ------------------------------    -----------------------------------------------  --------
CONTINUING DIRECTORS
CLASS A (TERMS EXPIRING IN
  1996)
James I. Maslon (67)..........    Retired since 1992. Mr. Maslon was previously      1962
                                  Vice President--Manufacturing of the Company's
                                  S.E. Rykoff & Co. division.
Robert G. Zeller (76).........    Retired since 1979. Mr. Zeller was previously      1972
                                  Chairman of the Board and Chief Executive
                                  Officer of F. Eberstadt & Co., Inc., an
                                  investment banking firm. He is a director of
                                  Salomon Inc.
CLASS B (TERMS EXPIRING IN
  1995)
James P. Miscoll (59).........    Retired since 1992. Mr. Miscoll was previously     1992
                                  Vice Chairman of BankAmerica Corporation. He is
                                  a director of SPI Pharmaceuticals, Inc., Coast
                                  Federal Financial, Inc., Northern Technology,
                                  Inc., Montgomery-Watson, Inc., Winkler McManus
                                  and CHELA (California Higher Education Loan
                                  Authority).
Bernard Sweet (70)............    Retired since 1985. Mr. Sweet was previously       1978
                                  President and Chief Executive Officer of
                                  Republic Airlines, Inc. He is a director of G&K
                                  Services, Inc.
Mark Van Stekelenburg (43)....    President and Chief Executive Officer of the       1992
                                  Company since December 1992. Mr. Van
                                  Stekelenburg joined the Company in 1991 and was
                                  Executive Vice President until December 1992.
                                  He was previously President and Chief Executive
                                  Officer of Grootverbruik Ahold, the foodservice
                                  division of Royal Ahold, N.V., The Netherlands.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors held fifteen meetings during the last fiscal year. The Board of Directors has an Audit Committee, a Management Development -- Compensation Committee, a Stock Option Committee and a Nominating Committee.

     The Company's Audit Committee, which consists of Messrs. James I. Maslon, James P. Miscoll, Neil I. Sell, Bernard Sweet and Robert G. Zeller, held two meetings during the last fiscal year. The Audit Committee recommends to the full Board of Directors the engagement of the independent public accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors and reviews the adequacy of the Company's system of internal accounting controls.

     The Company's Management Development -- Compensation Committee, which consists of Messrs. R. Burt Gookin, James P. Miscoll, Neil I. Sell and Robert G. Zeller, held two meetings during the last fiscal year. The Management Development -- Compensation Committee reviews the Company's remuneration policies and practices, administers the Company's incentive compensation programs and makes recommendations to the full Board of Directors in connection with all compensation matters affecting the Company.

     The Company's Stock Option Committee, which consists of Messrs. R. Burt Gookin, James I. Maslon, James P. Miscoll and Bernard Sweet held one meeting during the last fiscal year. The Stock Option Committee administers the Rykoff-Sexton, Inc. 1980 Stock Option Plan, the 1988 Stock Option and Compensation Plan and the 1989 Director Stock Option Plan.

     The Company's Nominating Committee, which consists of Messrs. R. Burt Gookin, James I. Maslon, Bernard Sweet and Robert G. Zeller, held one meeting during the last fiscal year. The Nominating Committee makes recommendations to the full Board of Directors on the following matters: the size and constituency of the Board of Directors, the age limit for Board of Directors membership, the filling of vacancies on the Board of Directors and the removal of any director for cause. In recommending persons to the Board of Directors as potential nominees for election as directors, the Nominating Committee will consider written suggestions regarding the qualifications that nominees should possess, but it will not entertain stockholder nominations of specific individuals.

COMPENSATION OF DIRECTORS

     During fiscal 1994, directors who were not employees of the Company received a retainer of $8,750, which was increased to an annual retainer of $15,000 commencing June 20, 1994. Directors also receive a fee of $1,750 for each meeting of the Board of Directors attended, $875 for each telephonic meeting of the Board of Directors, and $500 for each committee meeting attended. Pursuant to the 1989 Director Stock Option Plan, directors who are not employees of the Company can elect to receive non-qualified stock options in lieu of up to 100% of their annual retainers through fiscal 1995. The Board of Directors has determined to discontinue granting options under the 1989 Director Stock Option Plan commencing in fiscal 1996. On May 2, 1993, Messrs. Sweet and Zeller each received options to purchase 424 shares of common stock at an exercise price of $1.00 per share in lieu of 100% of their annual retainer for fiscal 1994. The number of stock options to be received is determined by dividing the deferred amount of the annual retainer by the difference between the fair market value of the common stock on the date of grant and the exercise price. These options have a ten year term and generally become exercisable on the first anniversary of the grant date. In addition, the 1993 Director Stock Option Plan provides for an annual grant to non-employee directors of options to purchase 1,000 shares at an option exercise price equal to the fair market value of such shares on the grant date. Each such option has a ten year term and generally becomes exercisable on the first anniversary of the grant date. Messrs. Gookin, Maslon, Miscoll, Sell, Sweet and Zeller each were granted options to purchase 1,000 shares at an exercise price of $17.375 on September 14, 1993. Each of these directors also received a one-time grant of options to purchase 5,000 shares of common stock at an exercise price of $14.00 on June 21, 1993 pursuant to the 1993 Director Stock Option Plan. These options have ten year terms and generally become exercisable in three equal annual installments commencing on June 21, 1994.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth all persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding Common Stock of the Company as of the record date:

                                                                       SHARES           PERCENT
             NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1)   OF CLASS
- - --------------------------------------------------------------  ---------------------   --------
State Farm Mutual Automobile Insurance Company and related
  entities....................................................        1,297,128           11.14%
One State Farm Plaza
Bloomington, Illinois 61701
The Prudential Insurance Company of America...................          806,425            6.93%
Prudential Plaza
Newark, New Jersey 07102-3777
John Hancock Mutual Life Insurance Company and related
  entities....................................................          748,850            6.43%
P.O. Box 111
Boston, Massachusetts 02117
Archer Daniels Midland Company................................          603,700            5.19%
4666 Faries Parkway
P.O. Box 1470
Decatur, Illinois 62525

- - ---------------
(1) Based on the most recent Schedule 13D or 13G on file with the Securities and Exchange Commission.

     The following table sets forth beneficial ownership of Common Stock as of the record date for each director of the Company, each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION" herein and all directors and executive officers as a group. Unless otherwise stated and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares shown.

                                                                       SHARES           PERCENT
                             NAME                               BENEFICIALLY OWNED(1)   OF CLASS
- - --------------------------------------------------------------  ---------------------   --------
Mark Van Stekelenburg.........................................         164,675(1)          1.40%
Harold E. Feather.............................................          56,998(2)          *
R. Burt Gookin................................................           4,292(3)          *
Alan V. Giuliani..............................................          26,688(4)          *
Robert J. Harter, Jr..........................................          20,000(5)          *
Richard J. Martin.............................................          15,125(6)          *
James I. Maslon...............................................         309,623(7)          2.66%
James P. Miscoll..............................................           4,667(8)          *
Neil I. Sell..................................................           4,998(9)          *
Bernard Sweet.................................................           7,603(10)         *
Robert G. Zeller..............................................          25,478(11)         *
All directors and executive officers as a group (sixteen
  persons)....................................................         705,037(12)         5.90%

- - ---------------

* Less than 1%.

(1) Includes options exercisable within 60 days to purchase 152,625 shares pursuant to the 1988 Stock Option and Compensation Plan. Also includes 50 shares owned by one of his children.

(2) Includes options exercisable within 60 days to purchase 45,625 shares pursuant to the 1980 Stock Option Plan and the 1988 Stock Option and Compensation Plan.

(3) Includes 1,375 shares owned by his spouse. Includes options exercisable to purchase 2,667 shares within 60 days pursuant to the 1993 Director Stock Option Plan.

(4) Includes options exercisable within 60 days to purchase 21,688 shares pursuant to the 1988 Stock Option and Compensation Plan.

(5) Includes options exercisable within 60 days to purchase 16,000 shares pursuant to the 1988 Stock Option and Compensation Plan.

(6) Includes options exercisable within 60 days to purchase 14,813 shares pursuant to the 1988 Stock Option and Compensation Plan.

(7) Includes 27,619 shares held of record by Mr. Maslon as trustee for his children, 162,768 shares held of record by Mr. Maslon as co-trustee for his mother and 100 shares owned by his spouse. Includes options exercisable within 60 days to purchase 2,667 shares pursuant to the 1993 Director Stock Option Plan.

(8) Includes options exercisable to purchase 2,667 shares within 60 days pursuant to the 1993 Director Stock Option Plan.

(9) Includes options exercisable to purchase 2,667 shares within 60 days pursuant to the 1993 Director Stock Option Plan.

(10) Includes 1,125 shares owned by his spouse. Also includes options exercisable within 60 days to purchase 5,228 shares pursuant to the 1989 Director Stock Option Plan and the 1993 Director Stock Option Plan.

(11) Includes 2,250 shares owned by his spouse. Also includes options exercisable within 60 days to purchase 3,091 shares pursuant to the 1989 Director Stock Option Plan and the 1993 Director Stock Option Plan.

(12) Includes options exercisable within 60 days to purchase an aggregate of 316,623 shares pursuant to the Company's stock option plans.

     The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

         REPORT OF THE MANAGEMENT DEVELOPMENT -- COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

     The following report of the Management Development -- Compensation Committee and the Stock Option Committee, as well as the Performance Graph set forth herein, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission (the "SEC") and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

     As described on page four of this Proxy Statement, the Management Development -- Compensation Committee is responsible for establishing and reviewing the Company's executive compensation policies and advising the full Board of Directors on all compensation matters, and the Stock Option Committee is responsible for the administration of the Company's stock option plans, except for the 1993 Director Stock Option Plan, which is administered by the entire Board of Directors. Both the Management Development -- Compensation Committee and the Stock Option Committee (collectively, the "Committees") are composed exclusively of outside directors. All decisions of the Management Development -- Compensation Committee relating to compensation of the President and Chief Executive Officer and the executives who report directly to the President and Chief Executive Officer are reviewed and approved by the full Board of Directors. Decisions by the Stock Option Committee on grants or awards pursuant to the Company's 1988 Stock Option and Compensation Plan (the "1988 Plan") are made solely by the Stock Option Committee.

     The Company's executive compensation policies are designed to foster the Company's business goals of achieving profitable growth and premium returns to stockholders. The principal objectives of these policies are as follows: (1) to attract, motivate and retain executives of outstanding ability and character,
(2) to provide rewards that are closely related to the performance of the Company and the individual executive by placing a significant portion of compensation at risk and (3) to align the interests of executives and stockholders through long-term, equity-based incentives. Towers Perrin assists both the Management Development -- Compensation Committee and the Stock Option Committee in developing and evaluating compensation plans in order to achieve the foregoing objectives. Towers Perrin also provides data and advice in connection with specific compensation decisions.

     This report discusses the manner in which base salaries, annual cash bonuses and long term, equity-based incentives for the Company's President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the "Named Executives") were determined for the 1994 fiscal year.

     The key components of executive compensation are base salary, annual cash bonuses and long-term, equity-based incentives. Base salary levels are generally targeted to be competitive with the average salaries paid at other companies of similar size and complexity both within and outside of the foodservice distribution and manufacturing industries. The Committees periodically have commissioned Towers Perrin to analyze competitive compensation levels at companies with annual revenues comparable to that of the Company or to the relevant business unit. Towers Perrin uses existing compensation surveys of general industry and the food processing, wholesale trade, and nondurable goods manufacturing industries to develop a market rate for each executive position based upon the average compensation paid to executives holding such positions in the surveyed companies. The surveyed companies include several hundred companies, and are not limited to the approximately 90 companies that are included in the Dow Jones Consumer Non-Cyclical Index used in formulating the Performance Graph that appears on page 19 hereof. The performance of such comparable companies is not considered in determining such market rate. Towers Perrin performed comparative compensation analyses in fiscal 1992 (the "1992 Survey") and in fiscal 1994 (the "1994 Survey").

     Fiscal 1994 base salaries were based on fiscal 1993 base salaries, with adjustments based primarily on individual performance evaluations and overall annual salary budget guidelines. Fiscal 1994 base salaries for Named Executives were in the middle to the upper end of the range for comparable companies, based upon the 1992 and 1994 Surveys. The Committee intends that base salaries should be set at approximately the 50th percentile of comparable companies, and has determined to limit base salary increases in fiscal 1995 for Named Executives whose base salaries are above the 50th percentile, except where the Management Development -- Compensation Committee deems merit increases to be warranted on an individual basis, or necessary to retain key executives or to remain reasonably competitive.

     The Named Executives and other executives of the Company and its subsidiaries are eligible for annual cash bonuses under the Company's Senior Executive Compensation Plan. This plan, which is administered by the Management Development -- Compensation Committee, is designed to reward executives for their contributions to the Company's achievement of specified financial performance goals. The Management Development -- Compensation Committee selects participants, determines each participant's minimum, targeted and maximum bonus opportunities and establishes the annual financial performance goals for the Company and its operating units. Performance goals for the Named Executive Officers are based upon the consolidated results for the Company. Fiscal 1994 performance goals were comprised 60% on the percent of budgeted operating profit achieved; 20% on revenues; and 20% on sales of Company-manufactured products. No bonuses were payable to the Named Executives unless the Company achieved a minimum of 70% of budgeted operating profit. Named Executives were eligible for bonuses that ranged from 20% to 40% of base salary if the performance goals were met, and for maximum bonuses that ranged from 40% to 80% of base salary if the performance goals were exceeded by 20% or more. In fiscal 1994, the Company achieved approximately 80% of its budgeted operating profit and 96% of its revenue goals. The Company did not achieve its goal for sales of Company-manufactured products. For fiscal 1994, the Named Executives were awarded bonuses in the aggregate amount of $172,206, with individual awards ranging from approximately 7% to 16% of base salary.

     The Company also grants stock options and other economic incentives under its 1988 Plan in order to link compensation to the Company's long-term growth and performance and to increases in stockholder value. Under the Plan, the Stock Option Committee may grant stock options, stock appreciation rights, stock awards, restricted stock, performance shares and cash awards to eligible employees of the Company and its subsidiaries. The Stock Option Committee has broad discretion to establish the terms of such grants. It typically grants awards on an annual basis and may also grant awards to designated employees upon commencement of employment or following a significant change in an employee's responsibility or title. Awards are based on guidelines relating to the employee's position in the Company which are set by the stock option committee, as well as the employee's current performance and anticipated future contributions. The Stock Option Committee also considers the amount and terms of stock options previously granted to each of the Named Executives. Each member of the Stock Option Committee individually evaluates these factors with respect to the Named Executives and then the Stock Option Committee reaches consensus on the appropriate award. In fiscal 1994, the Named Executives were eligible to receive options for 5,000 to 50,000 shares of common stock. Named Executives were awarded non-qualified options to purchase an aggregate 109,500 shares of common stock with individual awards ranging between 10,000 and 37,500 shares. The options have an exercise price of $14.00 per share, which was the fair market value on the date of grant. Messrs. Harter and Martin were also each awarded non-qualified converging stock options for 20,000 shares of common stock. The converging stock options have an initial exercise price of $35.00, which is subject to reductions in each of the first five years in the event that the Company attains predetermined performance objectives. These performance objectives are a 15% return on equity, or an increase in return on equity of 2.5% or more over the highest annual return on equity achieved in fiscal 1992 or any subsequent fiscal year. The performance objectives were not met in fiscal 1994. The converging stock option awards to Messrs. Harter and Martin were intended to make their compensation packages comparable with the other Named Executives, who received converging stock option awards in fiscal 1993. Detailed information on the stock option awards is set forth in the Option/SAR Grants in Last Fiscal Year table under "EXECUTIVE COMPENSATION."

     The base salary of Mr. Van Stekelenburg, the Company's President and Chief Executive Officer, is primarily based upon a survey of salaries paid to Chief Executive Officers of companies of similar size and complexity. Mr. Van Stekelenburg's fiscal 1993 base salary and total cash compensation was substantially below the indicated market rate based upon the 1992 Survey. Accordingly, for fiscal 1994, the Management Development -- Compensation Committee increased Mr. Van Stekelenburg's base salary to $400,000, plus a $12,000 car allowance. The Management Development -- Compensation Committee subsequently increased Mr. Van Stekelenburg's base salary to $450,000 plus a $12,000 car allowance, commencing on December 7, 1993, which the Management Development -- Compensation Committee believes is at the middle of the range for comparable companies, based upon the 1994 Survey. As part of the initial compensation package offered to Mr. Van Stekelenburg when he joined the

Company as an Executive Vice President in fiscal 1991, the Company made an interest-free, secured demand loan to Mr. Van Stekelenburg in connection with the purchase of his residence. The maximum amount outstanding under such loan in fiscal 1994 was $469,000. The Management Development -- Compensation Committee believes that the loan enhances the competitiveness of Mr. Van Stekelenburg's compensation package, and encourages Mr. Van Stekelenburg to remain with the Company, as the Company might elect to exercise its right to demand payment of the note in the event that Mr. Van Stekelenburg determined to leave the Company. Mr. Van Stekelenburg was awarded a $67,050 cash bonus for fiscal 1994, which was approximately 16% of his fiscal 1994 base salary. Mr. Van Stekelenburg also was granted non-qualified stock option to purchase 24,500 shares of common stock in fiscal 1994. Such options have an exercise price of $14.00 per share, which was the fair market value on the grant date.

     The Committees believe that Mr. Van Stekelenburg's leadership was a significant factor in the Company's fiscal 1994 performance, as described below. The Company made significant progress under its "Project RESULTS" (Realizing Excellence through Strategy, Unity, Leadership, Teamwork and Systems) program in fiscal 1994. Income before an extraordinary item rose to $7,362,000, or $.63 per share, from a net loss in fiscal 1993 of $18,960,000, or $1.63 per share. The prior year's loss reflected a one-time restructuring charge of $31,000,000, or $1.68 per share, as well as a positive adjustment of $732,000, or $.06 per share from the implementation of SFAS 109, accounting for income taxes. In fiscal 1994, an extraordinary item of $1,444,000, or $.12 per share, which related to the write-off of deferred finance costs in connection with a senior debt refinancing, reduced net income to $5,918,000, or $.51 per share. During fiscal 1994, sales increased to $1.52 billion, or 2.5% over the prior year, and increased 5.0% on a comparable branch basis over the prior year. Operating expenses were reduced by $9,341,000, and decreased as a percentage of sales from 22.2% to 21.1%, compared with fiscal 1993. Mr. Van Stekelenburg was also instrumental in arranging the Company's issuance of $130,000,000 of 8 7/8% senior subordinated notes due in 2003 and in securing a new $120,000,000 credit facility. The net proceeds from the sale of the notes, together with borrowings under the new credit facility, were used to retire the Company's outstanding senior notes and to repay senior indebtedness under an existing credit facility. The Company believes that the refinancing has provided the Company with greater liquidity and the financial ability to execute its strategies.

Section 162(m) of the Internal Revenue Code of 1986

     In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the five most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals established by either of the Committees and approved by the Company's stockholders. It is the Committees' policy to seek to qualify executive compensation for deductibility to the extent consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Committees have reviewed the Company's executive compensation structure in light of the new tax law. The Committees believe that grants of stock options and stock appreciation rights under the 1988 Plan qualify as stockholder-approved performance-based compensation under a transition rule proposed by the Internal Revenue Service and, therefore, will be fully deductible when an option is exercised. Grants of restricted stock, performance stock and cash awards under the 1988 Plan and the Company's Senior Executive Compensation Plan do not qualify as stockholder-approved performance-based compensation and, therefore, may not be fully deductible to the extent that such compensation, when added to other non-exempt compensation for a particular executive, exceeds the limit in any tax year. However, the Committees believe that, based upon current compensation levels, only compensation paid to the Company's President and Chief Executive Officer, Mark Van Stekelenburg, may be at risk of not being fully deductible under certain circumstances. The Committees believe that other non-exempt components of the Company's executive compensation, including bonuses under the Senior Executive Compensation Plan, when added together for any executive, are unlikely to materially exceed $1,000,000 in any tax year. The Committees will continue to evaluate the advisability of qualifying the deductibility of the Company's executive compensation.

     The Company sponsors other employee benefit plans for both executives and non-management employees. The Management Development -- Compensation Committee neither administers nor makes any determinations with respect to any such plan or program.

              MANAGEMENT DEVELOPMENT --
               COMPENSATION COMMITTEE:           STOCK OPTION COMMITTEE:
            -----------------------------     -----------------------------
            Robert G. Zeller, Chairman        R. Burt Gookin, Chairman
            R. Burt Gookin                    James I. Maslon
            James P. Miscoll                  James P. Miscoll
            Neil I. Sell                      Bernard Sweet

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Management Development -- Compensation Committee are Messrs. R. Burt Gookin, James P. Miscoll, Neil I. Sell and Robert G. Zeller. The members of the Stock Option Committee are Messrs. R. Burt Gookin, James I. Maslon, James P. Miscoll and Bernard Sweet. James I. Maslon was Vice President-Manufacturing of the Company's S.E. Rykoff & Co. division prior to his retirement in October 1992. Neil I. Sell is the Secretary of the Company but receives no additional compensation for his services in such capacity. He is a partner in the law firm of Maslon Edelman Borman & Brand, which provided legal services to the Company during fiscal 1994.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth annual and long term compensation for each of the last three fiscal years awarded to or earned by the President and Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries who were serving as executive officers at the end of the last fiscal year.

                                              ANNUAL COMPENSATION           LONG TERM COMPENSATION AWARDS
                                     ------------------------------------  -------------------------------
                                                                                        SECURITIES    ALL
                                                                 OTHER      RESTRICTED  UNDERLYING   OTHER
                                                                 ANNUAL       STOCK      OPTIONS/   COMPEN-
                             FISCAL                             COMPEN-      AWARD(S)      SARS     SATION
NAME AND PRINCIPAL POSITION  YEAR(1)  SALARY($)(2)  BONUS($)  SATION($)(3)    ($)(4)       (#)        ($)
- - ---------------------------- -------  ------------  --------  ------------  ----------  ----------  -------
Mark Van Stekelenburg(5)....   1994     $432,000    $67,050     $ 31,483     $       0     24,500   $3,348 (6)
  President and Chief          1993     $371,407    $     0     $ 31,905     $       0    225,000   $    0
  Executive Officer            1992     $363,931    $33,398     $ 39,869     $ 198,750          0   $    0
  of the Company
Harold E. Feather(7)........   1994     $347,200    $44,336     $      0     $       0     37,500   $    0
  President of the Company's   1993     $307,200    $     0     $      0     $       0     60,000   $    0
  Rykoff-Sexton Distribution   1992     $313,108    $52,961     $      0     $ 109,313          0   $    0
  Division and President
  of the John Sexton & Co.
  subsidiary
Alan V. Giuliani............   1994     $232,560    $25,329     $      0     $       0     18,750   $    0
  President of the Company's   1993     $221,048    $14,110     $      0     $       0     33,000   $    0
  Rykoff-Sexton
     Manufacturing             1992     $220,154    $ 4,212     $      0     $       0      4,000   $    0
  Division
Robert J. Harter, Jr........   1994     $219,960    $15,940     $      0     $       0     30,000   $    0
  Senior Vice President --     1993     $217,401    $     0     $      0     $       0      4,000   $    0
  Human Resources              1992     $209,846    $16,480     $      0     $       0      8,000   $    0
  and General Counsel
  of the Company
Richard J. Martin...........   1994     $210,000    $19,551     $      0     $       0     38,750   $    0
  Senior Vice President        1993     $184,140    $     0     $      0     $       0      4,000   $    0
  and Chief Financial
     Officer                   1992     $183,462    $14,400     $      0     $       0      2,500   $    0
  of the Company

- - ---------------

(1) Information furnished is for the 52-week fiscal year ended April 30, 1994, the 52-week fiscal year ended May 1, 1993, and the 53-week fiscal year ended May 2, 1992.

(2) Includes amounts deferred by the named executive officer under the Company's 401(k) Savings Plan. Includes cash automobile allowances.

(3) Represents an imputed amount of interest during each fiscal year on Mr. Van Stekelenburg's interest-free demand mortgage loan, which had a principal balance of $469,000 from May 31, 1991 through the end of fiscal 1994. The imputed rate of interest is based on the interest charged by commercial banks on short-term residential mortgage loans during each of the fiscal years; and is calculated for informational purposes only. The Company believes that the mortgage loan to Mr. Van Stekelenburg meets the conditions set forth in Internal Revenue Code Regulation 1.7872-5(c) and therefore no interest need be imputed for income tax purposes.

(4) In fiscal 1992, Mr. Van Stekelenburg was awarded 10,000 shares of restricted stock and Mr. Feather was awarded 5,500 shares of restricted stock. The values of these awards (net of the consideration paid by each officer) are based on the New York Stock Exchange closing price of $20 7/8 on July 1, 1991, the grant date. Each of the foregoing restricted stock awards vests in installments of 25% each year beginning on the first anniversary of the grant date. Based on the New York Stock Exchange closing price of $18 7/8 on April 30, 1994, the last day of trading for fiscal 1994, the number and value of the aggregate restricted stock holdings which remained unvested at the end of fiscal 1994 for each officer named in the foregoing table (net of the consideration paid by such officer) are as follows: Mr. Van Stekelenburg, 5,000 shares with a value of $89,375; Mr. Feather, 2,750 shares with a value of $49,156; and Mr. Giuliani, 1,250 shares with a value of $22,344. Messrs. Harter and Martin had no restricted stock holdings as of the end of fiscal 1994. Dividends are paid on restricted stock at the times and in the same amounts as dividends paid to all stockholders.

(5) Mr. Van Stekelenburg became President and Chief Executive Officer in December 1992 and previously served as Executive Vice President. Effective as of June 1994, Mr. Van Stekelenburg also is serving as the interim President of the Rykoff-Sexton Distribution Division until a successor to Mr. Feather is named.

(6) Term life insurance premiums.

(7) Mr. Feather was named to the position of Executive Vice President-Corporate Planning effective June 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information on grants of stock options during fiscal 1994 to the executive officers named in the Summary Compensation Table under the Company's 1988 Stock Option and Compensation Plan. No stock appreciation rights were granted to any of such executive officers in fiscal 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS                           GRANT DATE VALUE
                          --------------------------------------------------------------   ------------------
                             NUMBER OF
                            SECURITIES        % OF TOTAL
                            UNDERLYING      OPTIONS GRANTED    EXERCISE OR
                          OPTIONS GRANTED   TO EMPLOYEES IN    BASE PRICE     EXPIRATION       GRANT DATE
          NAME                  (#)           FISCAL YEAR        ($/SH)          DATE      PRESENT VALUE $(3)
- - ------------------------  ---------------   ---------------   -------------   ----------   ------------------
Mark Van Stekelenburg...        24,500(1)        12.41%          $ 14.00        6/21/03         $ 98,000
Harold E. Feather.......        37,500(1)        18.99%          $ 14.00        6/21/03         $150,000
Alan V. Giuliani........        18,750(1)         9.49%          $ 14.00        6/21/03         $ 75,000
Robert J. Harter, Jr....        10,000(1)         5.06%          $ 14.00        6/21/03         $ 40,000
                                20,000(2)        10.13%          $ 35.00        6/21/03         $ 44,200
Richard J. Martin.......        18,750(1)         9.49%          $ 14.00        6/21/03         $ 75,000
                                20,000(2)        10.13%          $ 35.00        6/21/03         $ 44,200

- - ---------------

(1) All of these non-qualified stock options were granted at a price equal to the fair market value of the Company's Common Stock on the grant date. The options have a ten-year term and become exercisable in cumulative installments of 25% each year commencing on the first anniversary of the grant date, except if specified corporate changes occur.

(2) These options are converging non-qualified stock options. The $35.00 per share initial purchase price of these options was greater than the fair market value of the Company's Common Stock on the grant date. The purchase price will be subject to reductions for each year through fiscal 1997 in which the Company attains predetermined performance objectives. The minimum exercise price if all performance objectives were met would be $20 per share. If the market price of the Company's Common Stock and the purchase price of the options converge, the options will become immediately exercisable in full and the final purchase price will be set at the converging price for the remainder of the options' term. If the market price and the purchase price do not converge, commencing in fiscal 1998, the options will become exercisable in cumulative installments of 25% each year, and the final purchase price for the options for the remainder of their term will be the purchase price in effect on September 14, 1997.

(3) The Company used the Black-Scholes option pricing model to calculate the estimated grant date present values of all options. The Black-Scholes model, which is the most widely accepted method of estimating stock option market values, is based on such factors as exercise price, option term and market price at time of grant, as well as certain underlying assumptions that include the risk-free interest rate, which was assumed to be 6.20%, expected dividend yield, which was assumed to be 3.10% and expected stock price volatility, which was assumed to be 0.262. Stock option values cannot be precisely determined under any valuation model, and the ultimate value of all options (other than the converging stock options) will depend on the future movement of the Company's stock price. With respect to the converging stock options, the ultimate value of these options will depend on both the future movement of the Company's stock price and the Company's attainment of predetermined performance objectives during the five-year measurement period. In the foregoing table, the grant date present value for the non-qualified stock options (other than the converging options) is estimated at $4.00 per share, which includes a 3% annual discount for the four year vesting period applicable to such options to adjust for the risk of forfeiture during such period. The grant date present value for the converging stock options is estimated at $2.21 per share and reflects an assumption that the predetermined performance objectives will be attained in three of the five years and that the final exercise price will be set at $26 per share. If the performance objectives are not achieved in any year during the five-year measurement period and the exercise price remains at the initial price of $35.00 per share, the present value of the converging options would be $1.42 per share. No discount for risk of forfeiture was applied to the converging stock options as these options are performance driven.

     AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information on stock options held by the executive officers named in the Summary Compensation Table at the end of fiscal 1994. None of such officers exercised any stock options or stock appreciation rights in fiscal 1994.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                              SHARES                       OPTIONS/SARS AT               OPTIONS/SARS AT
                             ACQUIRED      VALUE         FISCAL YEAR END (#)           FISCAL YEAR END ($)
                            ON EXERCISE   REALIZED   ---------------------------   ---------------------------
           NAME                 (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - --------------------------  -----------   --------   -----------   -------------   -----------   -------------
Mark Van Stekelenburg.....       0            0        112,500        137,000        $32,000       $ 215,438
Harold E. Feather.........       0            0         33,750         95,000        $ 9,063       $ 203,438
Alan V. Giuliani..........       0            0          4,000         51,750        $ 5,550       $ 107,906
Robert J. Harter, Jr......       0            0          4,250         43,000        $ 2,750       $  99,656
Richard J. Martin.........       0            0          6,000         36,000        $ 2,750       $  57,000

RETIREMENT BENEFITS

     The Qualified Pension Plan Table below is based on the Company's tax-qualified noncontributory defined benefit pension plan (the "Pension Plan"). That table contains the estimated annual retirement benefits payable on a single life annuity basis to participating employees, including officers, based on average earnings and years of participation at retirement.

                          QUALIFIED PENSION PLAN TABLE

REMUNERATION       10          15          20          25          30          35          40
- - -------------    -------     -------     -------     -------     -------     -------     -------
  $150,000       $15,000     $22,500     $30,000     $37,500     $45,000     $52,500     $60,000
  $175,000        17,500      26,250      35,000      43,750      52,500      61,250      70,000
  $200,000        20,000      30,000      40,000      50,000      60,000      70,000      80,000
  $225,000        22,500      33,750      45,000      56,250      67,500      78,750      90,000
  $235,840        23,584      35,376      47,168      58,960      70,752      82,544      94,336

     The Company and one of its subsidiaries, John Sexton & Co., maintain the Pension Plan for officers and other eligible employees who are not covered by a union sponsored retirement plan. The Pension Plan covers employees of the Company for periods after April 29, 1989. Full vesting under the Pension Plan occurs after five years of service with the Company and its subsidiaries.

     The Pension Plan provides an annual lifetime benefit equal to one percent (1%) of a participant's final average pay for each year of participation. This annual benefit is subject to actuarial reduction if the pension is payable before age 65. Final average pay means the average of the participant's eligible compensation for the highest five calendar years during the participant's final fifteen years of participation. Eligible compensation generally includes all cash compensation, exclusive of deferred compensation and, for fiscal years beginning after 1993, excludes amounts exceeding $150,000 annually. The $150,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. However, the limit for compensation earned in the 1993 calendar year was $235,840, and Pension benefits based on that compensation will not be reduced below the level accrued as April 30, 1994. Benefits under the Pension Plan are not subject to deduction for Social Security or other offset amounts.

     Executive officers named in the Summary Compensation Table have the following years of participation as of May 1, 1994: Mr. Van Stekelenburg--3, Mr. Feather--29, Mr. Giuliani--3, Mr. Martin--5 and Mr. Harter-- 4. Mr. Feather's annual pension benefit payable at age 65 is estimated to be $100,674 ($9,846 more than his projected benefit under the qualified plan) because he is accruing benefits under a supplemental non-qualified plan using a more favorable and complex formula provided in the Pension Plan prior to 1989. This supplemental plan is subject to the compensation limits described in the preceding paragraph.

     The following Pension Plan Table for President and Chief Executive Officer is based on an individual arrangement between the Company and Mark Van Stekelenburg. The Company has entered into a separate agreement to provide Mr. Van Stekelenburg with a supplemental executive retirement plan (the "SERP"), effective July 20, 1994, in connection with his employment agreement. The table shows the estimated annual retirement benefits payable to Mr. Van Stekelenburg under the Pension Plan and the SERP on a joint and survivor basis, based on his average earnings and years of service at retirement. Accrued SERP benefits are fully vested after five years of Company service or upon disability.

          PENSION PLAN TABLE FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                YEARS OF SERVICE
                 -----------------------------------------------
REMUNERATION        5            10           15           20
- - ------------     --------     --------     --------     --------
  $450,000       $ 67,500     $135,000     $202,500     $270,000
  $500,000       $ 75,000     $150,000     $225,000     $300,000
  $600,000       $ 90,000     $180,000     $270,000     $360,000
  $700,000       $105,000     $210,000     $315,000     $420,000
  $800,000       $120,000     $240,000     $360,000     $480,000
  $900,000       $135,000     $270,000     $405,000     $540,000

     The SERP and the Pension Plan (described above) together provide an annual lifetime benefit equal to sixty percent (60%) of Mr. Van Stekelenburg's final average pay, reduced by three percent (3%) for each year of Company service less than 20 years. The annual SERP benefit is reduced by any Social Security retirement benefits received by Mr. Van Stekelenburg and is actuarially reduced if the pension is payable before age 60. Final average pay under the SERP means the average of Mr. Van Stekelenburg's cash compensation during the last three years of his Company employment. The amounts in the Pension Table For President and Chief Executive Officer include both SERP and Pension Plan benefits, but have not been reduced by any Social Security benefits (currently a maximum of $13,770 annually).

     The SERP provides a lifetime disability benefit, payable without actuarial reduction. The minimum disability benefit is thirty percent (30%) of Mr. Van Stekelenburg's final average pay. After his death, the SERP also provides a lifetime benefit for his surviving spouse. The surviving spouse's pension is sixty percent (60%) of Mr. Van Stekelenburg's retirement benefits under the SERP and the Pension Plan, reduced by any survivor benefits paid under the Pension Plan.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company entered into an employment agreement with Mark Van Stekelenburg effective July 20, 1994. The employment agreement provides for a five year term (with automatic one-year renewals thereafter unless either party gives notice of termination), a minimum annual base salary of $450,000, and a minimum annual incentive bonus under the Senior Executive Incentive Plan (or any similar plan) of 50% of annual base salary if certain performance goals are met.

     If Mr. Van Stekelenburg's employment is involuntarily terminated without cause, he will be entitled to receive salary, health and welfare benefits, and an annual bonus (equal to the average amount of his incentive bonuses during the three years preceding termination) for the two years following such termination. In addition, if such involuntary termination occurs during the five year initial term of the employment agreement, Mr. Van Stekelenburg's stock options will become immediately exercisable and his years of service for calculating SERP benefits will be increased by two years. Severance payments will be offset by any payments (other than tax reimbursements) made under his "change in control" agreement described below. In general, "cause" is defined as a willful and continued failure to perform assigned duties after notice of such failure, or willful misconduct that is materially injurious to the Company. Mr. Van Stekelenburg will be deemed to have been involuntary terminated without cause in any of the following events: (1) the Company's non-renewal of his employment agreement without cause; (2) Mr. Van Stekelenburg's disability, failure to be reappointed as President or Chief Executive Officer, or failure to be re-elected to the Board of Directors or (3) the Board of Director's failure to approve Mr. Van Stekelenburg's strategic plans for the Company as a result of irreconcilable differences with respect to the future direction of the Company.

     The Company entered into an employment agreement with Harold E. Feather effective June 20, 1994, which provides that Mr. Feather will be paid a minimum base salary of $275,000 and an annual car allowance of $7,200 through December 31, 1998. In the event that Mr. Feather is terminated by the Company for any reason other than Mr. Feather's death, disability, or for cause, Mr. Feather will continue to receive his base salary through December 31, 1998, provided that Mr. Feather does not directly or indirectly compete against the Company.

     The Company has entered into agreements with each executive officer named in the Summary Compensation Table and certain other officers that provide for the payment of specified benefits if, within two years after a "change in control," the Company terminates the employment of the officer other than for disability or cause or if the officer elects to terminate his employment for "good reason" (as defined in such agreements). In general, a "change in control" is deemed to occur if any person becomes the beneficial owner of 25% or more of the combined voting power of the Company's outstanding securities, or upon a change in the membership of the Company's Board of Directors within any 12 month period, with the result that the incumbent directors do not constitute a majority of the Board of Directors. Under such circumstances, the officer will receive an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan. Mr. Van Stekelenburg will receive an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan if, within two years subsequent to a change in control, his employment is terminated by the Company for any or no reason or if Mr. Van Stekelenburg elects to terminate his employment for any or no reason. The agreements with Messrs. Van Stekelenburg and Feather also provide for payment of an amount necessary to restore any benefit diminution if the special excise tax imposed under Section 4999 of the Internal Revenue Code is applicable.

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index and the Dow Jones Consumer Non-Cyclical Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each index on April 30, 1989 and the reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG RYKOFF-SEXTON, INC., THE S & P 500 INDEX
                 AND THE DOW JONES CONSUMER NON-CYCLICAL INDEX

                               INSERT GRAPH HERE

                              CERTAIN TRANSACTIONS

     During fiscal 1994, Mr. Mark Van Stekelenburg, President and Chief Executive Officer of the Company, was indebted to the Company in connection with the purchase of his principal residence. The amount of such indebtedness outstanding at all times during fiscal 1994 and as of July 20, 1994 was $469,000. The indebtedness is evidenced by a secured, non-interest bearing demand promissory note.

     The law firm of Maslon Edelman Borman & Brand, of which Mr. Neil I. Sell is a partner, provided legal services to the Company during fiscal 1994.

          PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION
               TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has unanimously approved and recommends to the stockholders an amendment to the Company's Restated Certificate of Incorporation which would increase the number of shares of Common Stock authorized for issuance from twenty million (20,000,000) to forty million (40,000,000). As of July 20, 1994, 11,639,693 shares of Common Stock were outstanding, and the remaining shares have been available for issuance pursuant to outstanding options, warrants, and securities convertible into shares of Common Stock. The proposed amendment is attached as Exhibit A.

     The principal purpose of the proposed amendment is to give the Company greater flexibility in its financial affairs by making twenty million additional shares of Common Stock available for issuance by the Company, without further action by its stockholders, in such transaction or transactions as the Board of Directors may approve, whether in public or private offers, as stock splits or dividends or otherwise, at such time or times as the Board of Directors may approve, whether prior to (subject to the approval by the Company's stockholders, and the taking effect of such proposed amendment as described below), or after the meeting. The Company has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock. Because stockholders do not have preemptive rights under the Restated Certificate of Incorporation, the rights of existing stockholders may (depending on the particular circumstances in which additional Common Stock is issued) be diluted by any such issuance. Although the Company is unaware of any specific effort to obtain control of the Company, the increased authorized shares could be used to make an attempt to effect a merger or other change in control more difficult and less likely or to dilute the interest of a party attempting to obtain control of the Company.

     The Board of Directors recommends a vote FOR the proposal to amend the Restated Certificate of Incorporation to increase the authorized shares of Common Stock. Your appointed proxies will vote your shares FOR approval unless you instruct otherwise in the proxy. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock is required for approval.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected Arthur Andersen & Co. as independent public accountants for fiscal 1995. Arthur Andersen & Co. has been the independent public accountants for the Company since 1972. A representative of Arthur Andersen & Co. is expected to attend the meeting and to have an opportunity to make a statement and respond to appropriate questions from stockholders.

     Unless instructed to the contrary, all proxies will be voted for ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the Company for fiscal 1995.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed by them.

     Based solely on its review of copies of such forms furnished to the Company, or written representations that no filings of Form 5 reports were required, the Company believes that during the fiscal year ended April 30, 1994, the Company's officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                           PROPOSALS OF STOCKHOLDERS

     All proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders of the Company pursuant to the Exchange Act must be received by the Company at its executive offices on or before March 31, 1995.

                                 OTHER MATTERS

     The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                                         By Order of the Board of Directors

                                         NEIL I. SELL
                                         Secretary

                                   EXHIBIT A

                             PROPOSED AMENDMENT OF
                   THE RESTATED CERTIFICATE OF INCORPORATION
              TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK OF
                    RYKOFF-SEXTON, INC. (THE "CORPORATION")

RESOLVED: That, pursuant to the recommendation of the Corporation's Board of Directors, the Certificate of Incorporation of the Corporation be amended by deleting the number "30,000,000" from the first paragraph of ARTICLE FOURTH and substituting therefor the number "50,000,000," and by deleting the number "20,000,000" from clause (b) of the first paragraph of ARTICLE FOURTH and substituting therefor the number "40,000,000."

As amended, ARTICLE FOURTH reads as follows:

     FOURTH: The total number of shares of capital stock which the corporation has authority to issue is 50,000,000 shares, consisting of:

          (a) 10,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $.10 per share; and

          (b) 40,000,000 shares shall be Common Stock of the par value of $.10 per share.

                             RYKOFF-SEXTON, INC.

         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--SEPTEMBER 9, 1994


        The undersigned, a stockholder of Rykoff-Sexton, Inc. hereby appoints Mark Van Stekelenburg and James P. Miscoll, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of Rykoff-Sexton, Inc. to be held at the Sheraton Grande, 333 South Figueros Street, Los Angeles, California 90017, on Friday, September 9, 1994, at 10:00 A.M., and at any adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the following:


                       (CONTINUED ON THE REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, it will be voted FOR each of the proposals.

PLEASE MARK YOUR CHOICE
IN BLUE OR BLACK INK

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL



- - ------------------------------------------------------------------------------------------------------------------------------------
 (1) To elect two persons to the Board of Directors for terms ending in 1997           R. BURT GOOKIN    NEIL I. SELL

     FOR all nominees           WITHHOLD AUTHORITY
     (except as marked          to vote for all nominees                               (INSTRUCTION:  To withhold authority to vote
     to the contrary)           listed                                                 for any individual nominee write that
                                                                                       nominee's name on the space provided below.)

                                                                                       ____________________________________________


 (2) Increase the number of authorized     (3)  Approval of Arthur Andersen &          (4)  Upon such other business as may
     shares of Common Stock from twenty         Co. as independent public                   properly come before the meeting
     million (20,000,000) to forty              accountants for the Company                 or any adjournment thereof.
     million (40,000,000).                      for fiscal 1995.


      FOR            AGAINST            ABSTAIN          FOR     AGAINST      ABSTAIN
     /  /             /  /               /  /           /  /      /  /         /  /
- - ------------------------------------------------------------------------------------------------------------------------------------
                                                                   The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

                                                                   Dated  ____________________________________, 1994

                                                                   _________________________________________________________________
                                                                                           Signature

                                                                   _________________________________________________________________
                                                                                           Signature

                                                                   (Stockholder must sign exactly as the name appears at left.
                                                                    When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such.  Both joint tenants must sign.)
